Exhibit 99.1

News Release

Contact:

Integra LifeSciences Holdings Corporation

Gianna Sabella
Director of Corporate Communications
(609) 936-2389
gsabella@integra-LS.com

Integra LifeSciences Holdings Corporation Appoints Raymond G. Murphy to its Board of Directors

PLAINSBORO, N.J., April 13, 2009 — Integra LifeSciences Holdings Corporation (Nasdaq: IART) announced that Raymond G. Murphy will join its board of directors on April 17, 2009.

“I am very pleased that Ray has agreed to join our board of directors as our ninth member,” said Richard Caruso, Integra’s Founder and Chairman of the Board. “His depth of financial expertise and business acumen will be a great asset to the Board and the company.”

“It’s an exciting time to be part of Integra and I am pleased to fill this new position as a director,” said Mr. Murphy. “It is very rewarding to be part of a company that seeks to improve patients’ lives through the development of innovative life-saving medical devices, and I look forward to working with the Integra team as we take the company to the next level.”

Between 2004 and 2008, Mr. Murphy was Senior Vice President & Treasurer of Time Warner Inc. Between 2001 and 2004, he was Vice President & Treasurer of Time Warner Inc. From 1999 until 2001, he was Senior Vice President & Treasurer of America Online, Inc. Between 1993 and 1999, he was Senior Vice President, Finance & Treasurer of Marriott International, Inc. Prior to Marriott, he held executive positions at Manor Care, Inc., Ryder System Inc. and W R Grace & Company. Since 2005, he has been a member of the Finance Committee of The Advertising Council, Inc. and from 2007 until 2009, he served as Chair of such committee. Between 2004 and 2009, he served on the Board of Directors of The Advertising Council, Inc. and between 2007 and 2009, he served on its Executive Committee. He received a B.S. from Villanova University and an M.B.A. from Columbia University Graduate School of Business.

The board of directors authorized an increase in the size of the board from eight members to nine and appointed Mr. Murphy to fill the vacancy. The other members of the board are Richard E. Caruso, Ph.D., Thomas J. Baltimore, Jr, Keith Bradley, Ph.D., Stuart M. Essig, Neal Moszkowski, Christian S. Schade, James M. Sullivan, and Anne M. VanLent.

Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of clinically relevant, innovative, and cost-effective surgical implants and medical instruments. Integra’s products, used primarily in neurosurgery, orthopedics and general surgery, are used to treat millions of patients every year. The company’s headquarters are in Plainsboro, New Jersey, and it has research and manufacturing facilities throughout the world.  For more information visit www.Integra-LS.com.

Source: Integra LifeSciences Holdings Corporation

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